Exhibit 99.3

Noranda Declares Quarterly and Supplemental Cash Dividends on Common Stock

  Initiated a $0.03 per common share regular quarterly cash dividend
  Announced a $1.00 per common share supplemental cash dividend

FRANKLIN, Tenn.--(BUSINESS WIRE)--November 2, 2011--Noranda Aluminum Holding Corporation (NYSE: NOR) announced today that its Board of Directors has declared a regular quarterly cash dividend of $0.03 per common share to be paid on November 22, 2011 to shareholders of record as of November 14, 2011. The Board anticipates declaring this dividend in future quarters on a regular basis; however, changes in the Company's financial condition and cash needs could result in dividends being declared in different amounts, or not at all.

In addition, Noranda’s Board of Directors has declared a supplemental cash dividend of $1.00 per common share also to be paid on November 22, 2011 to shareholders of record as of November 14, 2011.

Cash payments related to the regular and supplemental dividends will total approximately $71.0 million in aggregate.

“We believe this dividend structure strikes the right balance between maintaining a healthy amount of financial flexibility and providing current value to shareholders” said Layle K. (Kip) Smith, Noranda’s President and Chief Executive Officer. “We expect our strong cash flow generation capabilities, demonstrated across the commodity cycle, will continue to support our ability to proactively pursue strategic acquisitions, execute against our attractive portfolio of capital investment projects and prudently provide shareholders with meaningful cash returns.”

Forward‐looking Statements

This press release may contain “forward-looking statements” which involve risks and uncertainties. You can identify forward-looking statements because they contain words such as “believes,” “expects,” “may,” “should,” “seeks,” “approximately,” “intends,” “plans,” “estimates,” or “anticipates” or similar expressions that relate to Noranda’s strategy, plans or intentions. All statements Noranda makes relating to its estimated and projected earnings, margins, costs, expenditures, cash flows, growth rates and financial results or to the Company’s expectations regarding future industry trends are forward-looking statements. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date on which they are made and which reflect management's current estimates, projections, expectations or beliefs and which are subject to risks and uncertainties that may cause actual results to differ materially. Noranda undertakes no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

Noranda's actual results or performance may differ materially from those suggested, expressed or implied by forward-looking statements due to a wide range of factors including, without limitation, the general business environment and, fluctuating commodity prices. For a discussion of additional risks and uncertainties that may affect the future results of Noranda, please see the Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K.

About the Company

Noranda Aluminum Holding Corporation is a leading North American integrated producer of value-added primary aluminum products, as well as high quality rolled aluminum coils. Noranda is a public company controlled by affiliates of its private equity sponsor.

CONTACT:
Noranda Aluminum Holding Corporation
Robert Mahoney, 615-771-5752
Chief Financial Officer
robert.mahoney@noralinc.com